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                                                                   EXHIBIT 10.19


                                    OVERHEAD
                               SERVICES AGREEMENT



         This is the Overhead Services Agreement (the "Agreement") dated March 3, 1997, between Nextel Communications, Inc., a Delaware corporation (the "Parent"), and McCaw International, Ltd., a Washington corporation (the "Subsidiary").

         In consideration of the mutual covenants and agreements of the parties, the parties agree as follows:

1.       SERVICES TO BE PROVIDED.

         1.1 Parent shall provide the services set forth on Exhibit A to Subsidiary. With the written consent of Parent, Subsidiary may elect to discontinue a service or services provided by Parent and/or obtain any service listed on Exhibit A from an independent third party.

         1.2 The fee for any service provided by Parent hereunder for any fiscal year shall be the actual cost incurred by Parent for the service provided to Subsidiary.

         1.3 Parent undertakes to provide the services required hereunder with the same degree of care and diligence, and using the same procedures and policies, that it uses in providing services for its own operation and for its other subsidiaries.

2.       PAYMENT OF COMPENSATION.

         2.1 Parent shall apportion the aggregate cost incurred by Parent to provide each service listed on Exhibit A among its subsidiaries (including the Subsidiary) on the basis that Parent determines in good faith, from time to time, represents the relative portion of the services provided by Parent and used by each such subsidiary (including the Subsidiary) for the relevant period. Subsidiary shall have the right to review Parent's determination and to discuss with Parent adjustments that Subsidiary considers appropriate in light of the services provided to Subsidiary. Parent's good faith and determination after such consultation shall be final and binding on such Subsidiary.

         2.2 Nextel will charge such Subsidiary monthly and amounts due shall be paid in not less than 45 days.

3.       TERM OF AGREEMENT AND TERMINATION.

         3.1 TERM. This Agreement shall be effective as of its date and shall remain effective until March 3, 2007.


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         3.2     FORCE MAJEURE.  No party shall be liable in any manner for failure or delay in performance of all or any part of this Agreement, directly or indirectly, owing to acts or God, governmental orders or restrictions, strikes or other labor disturbances, riots, embargoes, revolutions, wars, sabotage, fire, floods, or any other cause or circumstance or a combination thereof beyond the control of the parties. The party suffering any such delay or failure shall give prompt notice to the other party responsible to perform and shall exert best efforts to remove the causes or circumstances of non-performance as promptly as practicable.

         3.3 ACCRUED PAYMENT. Termination of this Agreement shall not affect the right of Parent to any sums accrued prior to the date of termination.

4.       GENERAL PROVISIONS.

         4.1 OTHER SERVICES. Nothing in this Agreement shall restrict the Parent from undertaking to provide additional services to Subsidiary not described in this Agreement on terms and conditions satisfactory to the Parent and Subsidiary.

         4.2 CONFLICTS OF INTEREST. Subsidiary acknowledges that the legal counsel employed by Parent as part-time or full-time employees will provide legal services to Parent as well as to a variety of subsidiaries of Parent and potentially to other entities in which Parent holds an ownership interest. Subsidiary agrees that such legal counsel may represent Subsidiary as well as Parent or any other such subsidiary or other entity. In situations in which the interests of Subsidiary and Parent are adverse to each other, Subsidiary agrees that it shall make no attempt to disqualify or prohibit such legal counsel from representing Subsidiary solely because of such legal counsel's prior or present representation of Parent.

         4.3 COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute but one and the same document.

         4.4 GOVERNING LAW. This Agreement shall in all respects be governed by, and construed in accordance with, the internal laws of the State of Delaware, applicable to Agreements made and to be performed within that state, without regard to the conflicts of laws and principals of that state.

         4.5 ASSIGNMENT. Subsidiary may not assign its rights or obligations under this Agreement without the prior written consent of Parent.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.




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                                       NEXTEL COMMUNICATIONS


                                       By:     /s/ THOMAS J. SIDMAN
                                          ----------------------------------
                                               Thomas J. Sidman
                                               Vice President


                                       McCAW INTERNATIONAL, LTD.


                                       By: /s/ DAVID ROSTOV
                                          ----------------------------------
                                       Name:
                                       Title:


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                                                                       EXHIBIT A


                                   SERVICES


1.     Accounts Payable Services
2.     Investing, Cash Management, and Banking Services
3.     Information Technology Services
4.     Personnel, Payroll, Human Resources and Employee Benefits Services
5.     Taxes, General Accounting, Finance Reporting and Audit Services
6.     Legal Services
7.     Procurement Services
8.     Real Estate Services
9.     Financial and Strategic Planning Services
10.    Insurance and Risk Management Services
11.    Marketing and Sales Services
12.    Billing and Customer Support Services
13.    Engineering and Technical Services
14.    Executive Support Services


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                                 March 6, 1997



McCaw International, Ltd.
1191 Second Avenue, Suite 1600
Seattle, Washington  98101


                  Re:  Motorola International Financing

Dear Sirs:

                  We refer to that certain Memorandum of Understanding entered into on or about November 12, 1996 (the "Memorandum of Understanding") captioned "MOTOROLA VENDOR FINANCING TEMPLATE", by and between McCaw International, Ltd. ("MIL") and Motorola, Inc. ("Motorola"), acknowledged and agreed to by Nextel Communications, Inc. ("Nextel"). Such Memorandum of Understanding, together with all attachments thereto and any and all term sheets or definitive agreements entered into to establish or reflect the terms and conditions of any credit available or indebtedness outstanding thereunder (being referred to collectively as the "Motorola International Financing Documents"). On the date hereof, the existing Motorola International Financing Documents contemplate that the worldwide amount of vendor equipment financing provided by Motorola (i) to Nextel and certain of its subsidiaries that are "Restricted Companies" (Nextel and such subsidiaries collectively, the "U.S. Borrowers") under the U.S. Vendor Agreement (as defined in the Memorandum of Understanding) and (ii) to MIL and certain of its designated affiliates (MIL and such affiliates collectively, the "MIL Group") under the Motorola International Financing Documents will be subject to a maximum aggregate limit of $400 million.

                  We hereby state our mutual understanding and agreement as follows:

         (1) Nextel commits that none of the U.S. Borrowers will borrow amounts under the U.S. Vendor Facility if, at the time of and giving effect to such borrowing and all other amounts then outstanding under the U.S. Vendor Facility, either (a) amounts borrowed from Motorola thereunder would exceed $400 million or (b) as a result of such borrowing, the total of all amounts outstanding or then


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                  remaining available to the MIL Group under the Motorola
                  International Financing Documents would be less than $95 million; and

         (2) MIL commits that no member of the MIL Group will, without the prior written consent of the Chief Financial Officer of Nextel, (a) borrow amounts under the Motorola International Financing Documents if, at the time of and giving effect to such borrowing and all other amounts then outstanding thereunder and all other amounts borrowed from Motorola and then outstanding under the U.S. Vendor Facility, the total of all amounts so borrowed from Motorola by members of the MIL Group and by the U.S. Borrowers, as appropriate, would exceed $400 million or (b) change, or consent to any change, in the $400 million aggregate worldwide outstandings limit set forth in the Memorandum of Understanding.

                  MIL and Nextel each understand and acknowledge that borrowings and access to funds under the U.S. Vendor Facility and under the Motorola International Financing Documents will be subject to the applicable terms and conditions set forth in those documents, and MIL specifically understands and agrees that, except as expressly set forth above, Nextel has no obligation, express or implied, to act or refrain from acting to assure satisfaction of any of the conditions to borrowing under any of the Motorola International Financing Documents or otherwise to assure that any member of the MIL Group will have or retain access any amount of financing thereunder.


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                  If the above accurately states our mutual understandings and agreements on these topics, please so indicate by signing and returning the enclosed duplicate copy of this letter to the undersigned.



                                     Very truly yours,

                                     NEXTEL COMMUNICATIONS, INC.


                                     By: /s/   THOMAS J. SIDMAN
                                        -----------------------------------
                                               Thomas J. Sidman
                                               Vice President



                                     McCAW INTERNATIONAL, LTD.


                                     By: /s/   HENG-PIN KIANG
                                        -----------------------------------
                                        Name:  Heng-Pin Kiang
                                        Title: Sr Vice President